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Exhibit 12

CREDIT SUISSE FIRST BOSTON (USA), INC.

STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited)

(In millions, except for ratio)

								Three Months Ended March 31, 2002
	For the Years Ended
	1997	1998	1999	2000		2001
Earnings:
Income (loss) before provision for income taxes	$661	$601	$954	$(1,522)		$(215)		$548
Add: Fixed Charges
Interest expense (gross)	4,012	4,501	4,840	8,162		10,339		1,356
Interest factor in rents	29	39	53	76		231		47

Total fixed charges	4,041	4,540	4,893	8,238		10,570		1,403

Earnings before fixed charges and provision for income taxes	$4,702	$5,141	$5,847	$6,716		$10,355		$1,951

Ratio of earnings to fixed charges	1.16	1.13	1.19	0.82	(1)	0.98	(2)	1.39

(1)
The dollar amount of the deficiency in the ratio of earnings to fixed charges was $1,522 for the year ended December 31, 2000.

(2)
The dollar amount of the deficiency in the ratio of earnings to fixed charges was $215 for the year ended December 31, 2001.

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  Exhibit 12
CREDIT SUISSE FIRST BOSTON (USA), INC. STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Unaudited) (In millions, except for ratio)